Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZS PHARMA, INC.

The present name of the corporation is ZS Pharma, Inc. (the “Corporation”). The Corporation was incorporated under the name “ZS Pharma, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on February 5, 2008. Subsequently, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 2, 2009, a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 22, 2010, a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 17, 2011, a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 8, 2012, a Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 16, 2013, a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 10, 2013 and a Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2014. This Seventh Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and further amends the provisions of the Sixth Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is ZS Pharma, Inc.

ARTICLE II

Section 2.1. Registered Office; Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 255,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (ii) 250,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms thereof) the affirmative vote of the holders of a majority in total voting power of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). Irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), the number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in total voting power of the capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, unless a vote of any such holders is required pursuant to the terms of any series of Preferred Stock.

Section 4.2. Preferred Conversion. Effective upon the filing of this Seventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”):

(A) (i) Each one (1) share of Series A Preferred Stock (as defined in the Corporation’s Sixth Amended and Restated Certificate of Incorporation) issued and outstanding immediately prior to the Effective Time shall be reclassified as one (1) share of Common Stock, (ii) each one (1) share of Series B Preferred Stock (as defined in the Corporation’s Sixth Amended and Restated Certificate of Incorporation) issued and outstanding immediately prior to the Effective Time shall be reclassified as one (1) share of Common Stock, (iii) each one (1) share of Series C Preferred Stock (as defined in the Corporation’s Sixth Amended and Restated Certificate of Incorporation) issued and outstanding immediately prior to the Effective Time shall be reclassified as one (1) share of Common Stock, and (iv) each one (1) share of Series D Preferred Stock (as defined in the Corporation’s Sixth Amended and Restated Certificate of Incorporation) issued and outstanding immediately prior to the Effective Time shall be reclassified as one (1) share of Common Stock (the “Preferred Conversion”).

(B) Each stock certificate representing shares of any class or series of Preferred Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock into which such shares shall have been reclassified pursuant to the Preferred Conversion; provided, however, that each holder of any stock certificate(s) that represented shares of Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), book entry share(s)) evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Preferred Conversion.

Section 4.3. Preferred Stock.

(A) The Board is hereby empowered to authorize, by resolution or resolutions from time to time, out of the unissued shares of Preferred Stock, the issuance of one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Subject to the rights of any series of Preferred Stock as provided in the certificate of designations relating thereto, the Board is further hereby empowered to increase or decrease the number of shares of Preferred Stock within each series, provided that the Board may not decrease the number of shares within a series below the number of shares within such series that is then outstanding. The powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law or as shall expressly be granted thereto by this Seventh Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series), holders of shares of Preferred Stock shall not be entitled to vote on any matter.

Section 4.4. Common Stock.

(A) Voting Rights and other Matters.

(1) Each holder of Common Stock, as such, will be entitled to one vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of stockholders at any meeting of the stockholders of the Corporation, except that, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Seventh Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of the affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Seventh Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2) Except as otherwise required in this Seventh Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of the Common Stock and the Preferred Stock shall vote together as a single class).

(3) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in the terms of a series of Preferred Stock.

(B) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. If dividends are declared on the Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Common Stock shall be paid only in shares of Common Stock (or securities convertible into, or exercisable or exchangeable for Common Stock) , and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Common Stock). In no event shall the shares of Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. A dissolution, liquidation or winding up of the Corporation, as such terms are used in this paragraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or part of the assets of the Corporation.

ARTICLE V

Section 5.1. Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board shall have the power to adopt, amend or repeal bylaws of the Corporation (the “Bylaws”). Any adoption, amendment or repeal of any Bylaws by the Board shall require the approval of a majority of the total number of directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws, at any meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Seventh Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE VI

Section 6.1. Board of Directors.

(A) Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for herein or in the terms of any series of Preferred Stock entitled to separately elect one or more directors (any such director being a “Preferred Stock Director”), the Board shall consist of not less than 1 nor more than 11 directors, with the then-authorized number of directors to be fixed from time to time solely by resolution of the Board with the approval of a majority of the total number of directors.

(B) Election of Directors. The directors, other than the Preferred Stock Directors, shall be divided into three classes, designated Class I, Class II and Class III. Each director shall serve for a term expiring on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that the initial term of the Class I directors shall expire at the annual meeting of the Corporation’s stockholders next following the date of their designation as Class I directors; the initial term of the Class II directors shall expire the second annual meeting of the Corporation’s stockholders next following the date of their designation as Class II directors; and the initial term of the Class III directors shall expire at the third annual meeting of the Corporation’s stockholders next following the date of their designation as Class III directors. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III.

(C) Voting. There shall be no cumulative voting in the election of directors. Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so require.

(D) Nominations. Advance notice of nominations for the election of directors, other than by the Board or a duly authorized committee thereof, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.

(E) Removal. No director may be removed except for cause, and then only by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as may otherwise be provided by law, cause for removal of a director shall be deemed to exist only if: (i) the director whose removal is proposed has been convicted, or when a director is granted immunity to testify when another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by a court of competent jurisdiction to have been guilty of willful misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Corporation.

(F) Vacancies. Vacancies on the Board and newly-created directorships resulting from any increase in the authorized number of directors shall be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so appointed shall hold office until the next election of the class for which such director shall have been appointed and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(G) Rights of Preferred Stockholders. Notwithstanding the foregoing, whenever holders of Preferred Stock are entitled, voting separately as a class or series, to elect one or more Preferred Stock Directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the applicable class or series of Preferred Stock. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

Section 7.1. Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent (including by electronic transmission) of stockholders without a meeting; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including by electronic transmission), setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Section 7.2. Meetings of Stockholders. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the Board. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and no special meeting of stockholders may be called by the stockholders or by any other person or persons.

ARTICLE VIII

Section 8.1. Limited Liability of Directors. To the fullest extent permitted by law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VIII, nor the adoption of any provision of this Seventh Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, nor, to the fullest extent permitted by law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE IX

Section 9.1. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Seventh Amended and Restated Certificate of

Incorporation or the Bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Seventh Amended and Restated Certificate of Incorporation or the Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware with subject matter jurisdiction over the matter. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X

Section 10.1. Amendments. Subject to any express provisions of this Seventh Amended and Restated Certificate of Incorporation and the requirements of the DGCL, the Corporation shall have the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Seventh Amended and Restated Certificate of Incorporation. In addition to any other affirmative vote required by applicable law, Sections 5.1, 6.1(A), 6.1(B), 6.1(E), 6.1(F), 7.1 and 7.2 and this Section 10.1 of this Seventh Amended and Restated Certificate of Incorporation may not be amended, modified or repealed except by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In addition, other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Seventh Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted and held, subject to the rights the Corporation has reserved in this Article X.

IN WITNESS WHEREOF, the Corporation has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer this 23rd day of June, 2014.

ZS PHARMA, INC.

By:	/s/ Robert Alexander
Robert Alexander
Chief Executive Officer

Signature Page to Seventh Amended and Restated Certificate of Incorporation of ZS Pharma, Inc.